UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2012

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of Wesley Village (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On November 6, 2012, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Legacy Partners Wesley LLC (the “Owner”), purchased a 301-unit apartment complex (“Wesley Village”) from Wesley Village Development, LP (the “Seller”). Wesley Village is located in Charlotte, North Carolina adjacent to the Central Business District (CBD) on approximately 11.0 acres of land.  The Seller is not affiliated with the Company or its advisors. In addition, the Company, through an indirect wholly owned subsidiary, KBS Legacy Partners Wesley Land LLC, acquired from the Seller a 3.8-acre parcel of undeveloped land (the "Adjacent Land") adjacent to Wesley Village.
The purchase price of Wesley Village was $43.8 million plus closing costs and the purchase price of the Adjacent Land was $2.0 million plus closing costs. The Company funded these acquisitions with proceeds from the Wesley Village Mortgage Loan (defined below in Item 2.03) in the amount of $29.6 million and proceeds from its ongoing initial public offering.
Wesley Village was constructed in 2009 and is currently 93% occupied. Wesley Village is comprised of 301 apartment units, encompassing 308,377 rentable square feet.
On November 6, 2012, the Owner entered into a property management agreement (the “Property Management Agreement”) with GREP Southeast, LLC (“GREP Southeast”), which is not affiliated with the Company or its sponsors, pursuant to which GREP Southeast will provide property management services with respect to Wesley Village. Concurrently with the execution of the Property Management Agreement, the Owner also entered into a Property Management - Account Services Agreement (the “Services Agreement”) with Legacy Partners Residential L.P. (“LPR”), an affiliate of the Company’s sub-advisor, pursuant to which LPR will provide certain account maintenance and bookkeeping services related to Wesley Village. Under the Services Agreement, the Owner will pay LPR a monthly fee in an amount equal to 1% of Wesley Village's Gross Monthly Collections (as defined in the Property Management Agreement). Unless otherwise provided for in an Approved Operating Budget (as defined in the Property Management Agreement), LPR will be responsible for all expenses that it incurs in rendering services pursuant to the Services Agreement. The Services Agreement has an initial term of one year and will continue thereafter on a month-to-month basis unless either party gives 30 days’ prior written notice of its desire to terminate the Services Agreement. Notwithstanding the foregoing, the Owner may terminate the Services Agreement at any time without cause upon 30 days’ prior written notice to LPR. The Owner may also terminate the Services Agreement with cause immediately upon notice to LPR and the expiration of any applicable cure period. LPR may terminate the Services Agreement at any time without cause upon 90 days’ prior written notice to the Owner.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On November 6, 2012, in connection with the acquisition of Wesley Village, the Owner entered into a five‑year multifamily note with Berkeley Point Capital LLC (the “Lender”) for borrowings of $29.6 million secured by Wesley Village (the “Wesley Village Mortgage Loan”).  The Wesley Village Mortgage Loan matures on December 1, 2017 and bears interest at a fixed rate of 2.57%. Monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years for the balance of the loan, with the remaining principal balance and all accrued and unpaid interest due at maturity.  The Owner has the right to repay the loan in whole (but not in part) subject to certain conditions and a formula-based yield maintenance premium.  The loan is fully assumable by a subsequent purchaser of Wesley Village.
KBS Legacy Partners Properties LLC (“KBSLPP”), an indirect wholly owned subsidiary of the Company, is providing a limited guaranty of the Wesley Village Mortgage Loan with respect to certain potential costs, expenses, losses, damages and other sums for which the Owner is personally liable under the loan documents, including losses or damages which may result from certain intentional actions committed by the Owner or its affiliates in violation of the loan documents. KBSLPP is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Wesley Village Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Owner under the Wesley Village Mortgage Loan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before January 22, 2013, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: November 8, 2012	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary